EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Andrew Corporation for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated
November 3, 1995, with respect to the consolidated financial statements of Andrew Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended September 30, 1995 and our report dated November 3, 1995 (except for Subsequent Events footnote, as to which the date is August 28, 1996) with respect to the supplemental consolidated financial statements of Andrew Corporation included in its Current Report on Form 8-K dated September 20, 1996, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Chicago, Illinois
September 25, 1996